As filed with the Securities and Exchange Commission on April 11, 1997
                                                     Registration No. 333-22201
-------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                           THE MED-DESIGN CORPORATION
               (Exact name of registrant as specified in charter)

                DELAWARE                             23-2771475
    (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)              Identification No.)




                           The Med-Design Corporation
                       North American Building, Suite 310
                             121 South Broad Street
                        Philadelphia, Pennsylvania 19107
                            Telephone (215) 735-2700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    James M. Donegan, Chief Executive Officer
                           The Med-Design Corporation
                       North American Building, Suite 310
                             121 South Broad Street
                        Philadelphia, Pennsylvania 19107
                            Telephone (215) 735-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------

                                 With a copy to:
                              Alan R. Gedrich, Esq.
                      Stradley, Ronon, Stevens & Young, LLP
                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098
                                 ---------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /



         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/



         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



         If the delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                 ---------------

                                          CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                                 Proposed           Proposed
                                               Amount             Maximum            Maximum          Amount of
         Title of Each Class of                 to be         Offering Price        Aggregate       Registration
      Securities to Be Registered            Registered          Per Unit       Offering Price(1)        Fee
-------------------------------------------------------------------------------------------------------------------


Common Stock, par value $.01 per share        1,209,000           $9.625           $11,636,625      $3,526.25(2)
===================================================================================================================




   (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C under the Securities Act of 1933, as amended, and based solely on the last reported sale price of the Registrant's Common Stock on the NASDAQ SmallCap Market on February 18, 1997.


   (2)   Previously paid.


         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                           THE MED-DESIGN CORPORATION

                        1,209,000 Shares of Common Stock


                  This Prospectus relates to 1,209,000 shares of Common Stock, par value of $.01 per share ("Common Stock"), of The Med-Design Corporation, a Delaware corporation (the "Company"), which may be offered for sale to the public from time to time by the security holders of the Company named herein ("Selling Security Holders"), or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through brokers or agents in one or more transactions at varying prices determined at the time of sale or at fixed or negotiated prices. See "Selling Security Holders" and "Plan of Distribution".

                  The Company will not receive any of the proceeds from the sale of the 1,209,000 shares of Common Stock (the "Shares") offered hereby. The aggregate proceeds to the Selling Security Holders will be the offering price of the Shares sold, less applicable commissions or discounts, if any. See "Selling Security Holders" and "Plan of Distribution".


                  The Common Stock is traded on the NASDAQ SmallCap Market under the symbol "MEDC." On April 8, 1997, the last reported sale price of the Common Stock was $7.125 per share.


                                 ---------------

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                          OF RISK. SEE "RISK FACTORS."

                                 ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------



                                                          Underwriting                              Proceeds to
                                    Price to              Discounts and        Proceeds to the      Selling Security
Securities to be Registered         Public (1)            Commissions (2)      Company (3)          Holders (4)
---------------------------         ----------            ---------------      ---------------      -----------


Common Stock, par value
$.01 per share                      $9.625                     ---                    ---           $11,636,625

----------------
 (1) Represents the last reported sale price per share of Common Stock on the NASDAQ SmallCap Market on February 18, 1997.
 (2)  Cannot be estimated at this time.
 (3)  The Company will not receive any proceeds from the offering of the Shares.
 (4) Before applicable underwriting discounts or commissions which cannot be estimated at this time.

                                 ---------------


                The Date of this Prospectus is April 11, 1997

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
                                 ---------------

                                TABLE OF CONTENTS
                                                                          Page
Available Information........................................................2
Incorporation of Certain Documents by Reference..............................3
Risk Factors.................................................................4
The Company.................................................................13
Use of Proceeds.............................................................16
Selling Security Holders....................................................17
Plan of Distribution........................................................18
Legal Matters...............................................................19
Experts.....................................................................20
                                 ---------------


                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares of Common Stock offered by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices, and copies of all or any part of the Registration Statement may be obtained from such office upon the payment of the fees prescribed by the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information filed by the Company with the Commission after May 6, 1996 are available on-line through EDGAR.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents and information filed with the Commission (File No. 0-25852) pursuant to the Exchange Act or the Securities Act are hereby incorporated by reference into this Prospectus: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed with the Commission on March 27, 1997; (2) the Company's Proxy Statement, filed with the Commission on April 16, 1996 for the Annual Meeting of Security Holders held on May 15, 1996; (3) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, filed with the Commission on May 13, 1996; (4) the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996, filed with the Commission on August 7, 1996; (5) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996, filed with the Commission on November 8, 1996; (6) the Company's Report on Form 8-K filed with the Commission on February 10, 1996; (7) the Company's Report on Form 8-K filed with the Commission on February 7, 1997; and (8) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 7, 1995.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering made hereunder shall be deemed to be incorporated by reference into this Prospectus to be a part of this Prospectus from the respective dates of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed and incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all information that has been incorporated by reference in this Prospectus, other than exhibits to such information that are not specifically incorporated by reference into such information. Requests for information incorporated by reference in this Prospectus should be made in writing to The Med-Design Corporation, North American Building, 121 South Broad Street, Suite 310, Philadelphia, Pennsylvania, 19107, Attn.: Patrick E. Rodgers, Chief Financial Officer. Telephone requests may be directed to Mr. Rodgers at (215) 735-2700.

                                  RISK FACTORS

         AN INVESTMENT IN THE COMPANY'S COMMON STOCK IS SPECULATIVE IN NATURE; AND INVOLVES A HIGH DEGREE OF RISK INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW. SHARES OF COMMON STOCK SHOULD NOT BE PURCHASED BY INVESTORS WHO CAN NOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW AND CONSIDER THE FOLLOWING RISKS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.


Development Stage Company/No Revenues/Uncertain Profitability/History of Losses

                  Since its inception, the Company has been principally engaged in developmental and organizational activities. To date, the Company has generated no revenues from operations. The Company does not anticipate any significant revenues from product sales during the next twelve months. In addition, under certain conditions, commercial marketing of any products may prove to be contingent upon the Company obtaining various governmental approvals, including clearances from the U.S. Food and Drug Administration ("FDA"). The approval procedure will be extremely time consuming, expensive and uncertain. Accordingly, there can be no assurance that the Company will be able to generate sufficient revenues to operate on a profitable basis in the future.

                  The Company is in the development stage and its business is subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of the success of the Company must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the formation of a new business, the development of new products, the competitive and regulatory environment in which the Company may be operating, and the possibility that its activities will not result in the development of any commercially viable products. There can be no assurance that the Company's activities will ultimately result in the development of commercially saleable or useful products.

                  The Company has experienced annual operating losses and negative operating cash flow since inception. At September 30, 1996, the Company had a deficit accumulated during the development stage of $12,576,029. Unless and until the Company's product development and marketing activities are successful and its product(s) are sold directly or under licensing agreements, and through other forms of joint ventures, none of which is expected to occur, if at all, before the end of the second quarter of 1997, the Company will not have revenues to apply to operating expenses and the Company will continue to incur losses. Additionally, as a result of the start-up nature of its business and the fact that it has not commercially marketed any products, the Company expects to sustain substantial operating losses and negative cash flows in the future.

Requirements for Additional Funds


                  At April 8, 1997, the Company had a $6,750,000 revolving line of credit ("Loan Agreement") with its principal lending institution and a $535,000 equipment financing facility with a second commercial bank ("Equipment Facility"). The Loan Agreement provides for a credit facility which can be used to (1) fund working capital needs and (2) finance capital equipment purchases; provided, however, that advances for capital equipment financing cannot exceed $600,000 of the $6,750,000. Pursuant to the terms of the Loan Agreement, all borrowings must be fully collateralized by available-for-sale securities, cash equivalents, equipment financed, and general intangibles of the Company. Under the terms of the Equipment Facility, all borrowings must be fully collateralized by a short-term investment in the form of a certificate of deposit and applicable equipment financed. The Loan Agreement expires on June 30, 1997. At April 8, 1997, the Company had $2,017,266 additional availability on its Loan Agreement and $173,350 on its Equipment Facility. In addition, in 1995, the Company issued warrants to purchase 400,000 shares of Common Stock in connection with the Initial Public Offering ("IPO") of its Common Stock ("IPO Warrants") of which IPO Warrants to purchase 136,000 shares have been exercised as of April
8, 1997. The Company has received an aggregate of $676,200 upon the exercise of the IPO Warrants. If the remainder of the IPO Warrants are exercised, the Company would receive additional funds of approximately $1,491,300, net of the registration and other costs to be paid by the Company as required under the terms of the IPO Warrants.


                  In January, 1997, the Company completed a private placement of 1,000,000 shares of its Common Stock to certain "accredited investors" (as that term is defined in Regulation D of the Securities Act) at a gross sales price of $5.00 per share. See "Selling Security Holders - Private Placement of Common Stock".


                  The Company believes that its current cash on hand will be sufficient to support its planned operations and capital expenditures through March, 1998, but thereafter will need to raise additional funds through public or private financings to support its planned operations and capital expenditures. Additional financings may consist of the sale of debt or equity securities. The sale of additional equity securities could result in dilution to the purchasers in this offering. The Company believes that it will require additional capital before it reaches profitability and positive cash flow, if at all. If other external sources of funds are not available to the Company to satisfy short-term or long-term capital requirements, the Company may be required to reduce the compensation of its officers, office staff and other personnel and substantially reduce, or eliminate, certain areas of its product development activities, limit its operations significantly, or otherwise modify its business strategy. The Company has not made any specific plans or entered into any agreements to reduce the level of its expenditures in the event that such reductions become necessary.


Dependence on Patents and Proprietary Rights

                  The Company's success will depend in part on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company's policy is to attempt to protect its intellectual property and maintain the proprietary nature of its technology by, among other things, filing patent applications for technology that it considers important to the development of its business and requiring certain employees and key consultants to execute non-disclosure and non-compete agreements.

                  The Company's patent rights currently consist of three United States patents, one relating to the Retractable Needle Hypodermic Syringe (the "Safety Syringe"), another relating to the Retractable Needle Vacuum Tube Phlebotomy Set (the "Safety Phlebotomy Set") and the third relating to the Retractable Needle Intravenous Catheter Insertion Device (the "Safety Catheter"). The Company has been granted a patent relating to the Safety Syringe in Japan, Australia and Romania. Corresponding regional and national patent applications relating to the Safety Syringe are pending in the European Patent Office, designating twelve countries, and in eight other member countries of the Patent Cooperation Treaty.

                  In 1995, the Company filed an international patent application, and a corresponding Taiwanese patent application, directed to its Safety Catheter, which incorporates several modifications and changes from the original design on which it obtained a U.S. Patent. Also in 1995, the Company filed a U.S. patent application and a corresponding Taiwanese patent application directed to its retractable needle In-Line Y-Port Injector Access Needle. In 1996, the Company filed a U.S. patent application directed to its Pre-Filled Ampule Injector and its Self-Contained Pre-Filled Syringe and its Closed Injector System. Also, in 1996, the Company filed a U.S. patent application relating to a new and improved version of its Safety Phlebotomy Set and a U.S. provisional patent application directed to its Pre-Filled Vial Injector System.

                  There can be no assurance that the Company's current patent applications will result in patents being issued.

                  As the Company proceeds toward final designs for its Safety Syringe, Safety Phlebotomy Set and Safety Catheter devices, the Company is having searches conducted in the United States for unexpired patents owned by others that may conflict with any final product designs. The Company, however, has not conducted any infringement searches in any foreign country for the purpose of finding unexpired patents or pending patent applications that might raise a possibility of infringement or conflict with the Company's planned activities. Furthermore, the Company is considering appropriate modifications to the product designs to optimize the final products and to avoid conflicts with patents of others. To the extent that such final product designs may not be protected by the Company's existing patents and patent applications, the Company will file new patent applications relative to its final products. There can be no assurance that all of the potentially relevant patents of others have been identified or that the Company will be able to obtain patent protection for the designs for its products.

                  There can also be no assurance that any patents owned by or issued to the Company, or that may issue to the Company in the future, will provide a competitive advantage or will afford protection against competitors with similar technology, or that competitors of the Company will not circumvent or challenge the validity of any patents issued to the Company. There also can be no assurance that any patents issued to or licensed by the Company will not be infringed upon or designed around by others, that others do not have or will not obtain patents that the Company will need to license or design around, that the Company's products will not inadvertently infringe upon the patents of others, or that others will not make the Company's patented devices upon expiration of such patents. There can be no assurance that existing or future patents of the Company will not be invalidated. Moreover, although the Company utilizes non-disclosure agreements and other safeguards to protect its proprietary information and trade secrets, there can be no assurance that they will protect such information or provide adequate remedies for the Company in the event of unauthorized use or disclosure of such information, or that others will not be able to independently develop such information. As is the case with the Company's patent rights, the enforcement by the Company of its non-disclosure agreements can be lengthy and costly, with no guarantee of success.

                  If the Company becomes involved with patent infringement litigation, either to enforce the Company's patents or defend against patent infringement suits, such litigation would be lengthy and expensive, and if it occurs, would divert Company resources from planned uses. Further, any adverse outcome in such litigation could have a material adverse effect on the Company. If any of the Company's products are found to infringe upon the patents or proprietary rights of another party, the Company may be required to obtain licenses under such patents or proprietary rights. No assurance can be given that any such licenses would be made available on terms acceptable to the Company, if at all. In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures which differ from those in the United States. Patent protection in such countries may be different from patent protection provided by United States laws and may not be as favorable to the Company. There can be no assurance that the Company's program of patent protection and non-disclosure agreements will be sufficient to protect the Company's proprietary technology from competitors.

Dependence on a Single Technology

                  As of this date, all of the Company's products that have been designed and developed are based upon the Company's proprietary retraction technology. In addition, several of the products the Company intends to design and develop will also be based upon such proprietary retraction technology. While the Company intends to develop additional products that are not based upon the proprietary retraction technology, the Company's present narrow focus on a particular technology makes the Company vulnerable to the development of superior competing products and changes in technology which could eliminate the need for the Company's products. While the Company believes there will be no significant change in the foreseeable future in the need for the Company's products or the desirability of those products, there can be no assurance that such change will not occur.

Dependence on Continued Research and Development

                  The Company is exploring other applications for its proprietary retraction technology beyond the Safety Syringe, Safety Phlebotomy Set, the Safety Catheter (collectively, the "Core Products"), the In-Line Y-Port Injector Access Needle, the Pre-Filled Ampule Injector, the MDC Closed Injection System Injector, the Self-Contained Pre-Filled Syringe and the Pre-Filled Vial Injector (collectively, the "New Products") under development. The development of additional applications and additional products may be important to the longer-term success of the Company. There can be no assurance that any of such applications or products will be developed or, if developed, that they will be successful.

Reliance on Single Source Suppliers

                  The Company may, in the future, obtain certain of the components and subassemblies required for its products from a single source. The disruption or termination of any single-source supplier could have a material adverse effect on the Company's operations. Certain of the components have lead times and changes in any suppliers could disrupt production schedules, either of which could materially adversely affect the Company's business and results of operations.

Lack of Market Acceptance

                  The use of safety needles is relatively new. Although the market for syringes, phlebotomy sets and intravenous catheters is large, actual sales of the Company's products, if and when they are produced, may be much less than the market's potential. Market acceptance of the Company's products will depend in large part upon the Company's ability to demonstrate the operational advantages, safety and cost effectiveness of its products compared to standard syringes, phlebotomy sets and intravenous catheters and its competitors' safety medical devices. The higher cost of safety medical devices, including those of the Company, relative to standard medical devices may be an impediment to their market acceptance. There can be no assurance that the Company's products will achieve market acceptance. In addition, there can be no assurance that the development of the Core Products or the New Products will be completed on schedule, if at all, or that there will be a significant demand for the products once development is completed.

No Manufacturing Experience/Limited Manufacturing Facilities/No Agreements to Manufacture Products

                  The Company has not yet manufactured any products on a commercial basis. Certain members of management have had experience in the design and manufacturing of other products, including medical devices, but there can be no assurance that such managers will be successful in designing and manufacturing the Company's products. For the Company to be successful, it must manufacture or contract with third parties to manufacture its products in sufficient quantities, to rigorous quality control standards and at a reasonable cost. The Company's failure to do so would have a material adverse effect on the Company.


                  The Company has leased approximately 26,000 square feet of space in Ventura, California where it houses a research and development laboratory, a machine shop and a 3,130 square foot, class 100,000 clean room for assembly of prototypes and products. The Company, however, currently has no automated manufacturing facilities. The Company had originally planned to install in the cleanroom a fully automated robotic assembly system to pilot manufacture its products. The Company, however, elected not to install a fully automated robotic assembly system. Instead, it elected to install a semi-automated assembly system to pilot manufacture its products. The assembly system will produce only one of the Company's products at a time, but will have the capability of being converted at a reasonable cost with minimal delay to manufacture a different product at such time as the Company may desire. During the fourth quarter of 1996, the Company partially completed the installation of the semi-automated assembly system for the production of one of the Company's products. The Company intends to have the system fully operational during the second quarter of 1997. To the extent the Company cannot or does not manufacture sufficient quantities of the Company's products to satisfy the demand therefor, the Company will be required to contract with third parties to manufacture such products. The Company is currently investigating opportunities with third parties in the United States and abroad to manufacture the Safety Syringe, the Safety Phlebotomy Set and Safety Catheter and certain of its other products under development either on a contract manufacturing basis, under licensing agreements or through other forms of joint ventures. The Company has entered into several confidentiality agreements with other companies for the purpose of exploring such opportunities. The Company has not to date entered into any agreements for the manufacture of its products and there can be no assurance the Company will be able to enter into any such agreements on acceptable terms. Delays in engaging third parties to manufacture its products could have a material adverse effect on the Company's manufacturing plans and timetable. In addition, there can be no assurance that the third party manufacturers will meet the Company's requirements for quality, quantity and timeliness, or comply with requirements imposed by the FDA or other governmental agencies, or that the Company would be able to find substitute manufacturers, if necessary.

Limited Marketing Staff

                  Other than a Senior Vice President, Marketing, the Company has no other staff dedicated solely to marketing and, if commercial products are developed, it will have to employ a sales force or retain marketing and distribution services from other parties. If the Company attempts to employ a sales force, there can be no assurance that qualified individuals can be hired. If the marketing and distribution services of other parties are sought, there can be no assurance that it will be able to enter into such marketing and distribution agreements on acceptable terms.

Limited Number of Employees

                  The Company anticipates increasing the number of employees in the areas of product development, manufacturing, sales and marketing. The number of employees that the Company will need to hire will vary according to the progress made in the development of the Company's pilot manufacturing plant and the extent to which the Company undertakes the manufacture, marketing and distribution of its products. There can, however, be no assurance that, if the need arises, the Company will have the resources or ability to engage qualified employees or outside independent consultants.

Dependence on Key Personnel

                  The success of the Company depends upon the skills, experience and efforts of its executive officers and certain marketing and technical people. The Company is particularly dependent upon the services of James M. Donegan, its Chairman, Chief Executive Officer and President, Michael J. Botich, its Senior Vice President, Research and Development and Thor R. Halseth, its Senior Vice President, Design. The loss of the services of Mr. Donegan,
Mr. Botich or Mr. Halseth or any of the Company's other key personnel could have a material adverse effect on the Company. Each of Messrs. Donegan, Botich and Halseth have entered into an employment agreement with the Company which expires in 2000, 1998 and 1998, respectively. The Company is the sole beneficiary of a key person life insurance policy on the lives of each of Messrs. Donegan, Botich and Halseth in the amount of $1,000,000 per policy.

Product Liability

                  The manufacture and sale of medical devices entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. Although the Company currently maintains product liability insurance coverage ($5,000,000 per occurrence and in the aggregate), there can be no assurance that such coverage will remain available at a reasonable cost and in amounts sufficient to protect the Company against claims or recalls that could have a material adverse effect on the financial condition and prospects of the Company.

Government Regulation

                  As medical devices, the Company's products are subject to regulation by the FDA under the Federal Food, Drug, and Cosmetic Act ("FD&C Act") and implementing regulations. Pursuant to the FD&C Act, the FDA regulates, among other things, the manufacture, labeling, distribution, and promotion of the Company's products in the United States. The FD&C Act requires that a medical device must (unless exempted by regulation) be cleared or approved by the FDA before being commercially distributed in the United States. The FD&C Act also requires manufacturers of medical devices to, among other things, comply with labeling and promotion requirements and to manufacture devices in accordance with Good Manufacturing Practices ("GMPs"), which require that companies manufacture their products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and quality control activities. The FDA inspects medical device manufacturers and distributors, and has broad authority to order recalls of medical devices, to seize noncomplying medical devices, to enjoin and/or impose civil penalties on manufacturers and distributors marketing noncomplying medical devices, and to criminally prosecute violators.

                  The FD&C Act provides that, unless exempted by regulation, medical devices may not be commercially distributed in the United States unless they have been approved or cleared by the FDA. Some products may qualify for clearance pursuant to Section 510(k) of the FD&C Act, under which the manufacturer submits to FDA a pre-market notification that it intends to begin marketing the product, and shows that the product is substantially equivalent to another legally marketed product (i.e., that it has the same intended use and that it is as safe and effective as a legally marketed device, and does not raise different questions of safety and effectiveness than does a legally marketed device). In some cases, the 510(k) pre-market notification must include data from human clinical studies. Marketing may commence when the FDA issues a 510(k) clearance finding such substantial equivalence.

                  On December 28, 1995, the Company submitted a 510(k) pre-market notification to the FDA for its Safety Catheter. On February 13, 1996, the FDA issued a 510(k) clearance for the Safety Catheter, permitting the Company to market the product. The Company believes that the Safety Syringe and the Safety Phlebotomy Set also will be eligible for clearance through the 510(k) pre-market notification procedure based upon their substantial equivalence to previously marketed devices. The Company presently intends to submit to FDA a 510(k) pre-market notification for the Safety Phlebotomy Set in the first quarter of 1997 and for the Safety Syringe in the second quarter of 1997. However, there can be no assurance that the Company will meet its target dates for 510(k) pre-market notification submission, that such products are eligible for a 510(k) clearance, that the Company will not be required to submit additional data or meet additional FDA requirements that may substantially delay a 510(k) clearance and add to the Company's expenses, or that the Company will obtain 510(k) clearance to market the Safety Phlebotomy Set or Safety Syringe.

                  If any of the Company's products do not qualify for the 510(k) clearance procedure, the FDA must approve a pre-market approval application ("PMA application") before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission usually including the results of clinical studies, and preparing an application is a detailed and time-consuming process. Once a PMA application has been submitted, there can be no assurance that a PMA application will be approved in a timely fashion or at all.

                  The process of obtaining FDA clearances or approvals can be time-consuming and expensive, and there can be no assurance that the Company will be able to obtain required regulatory clearances or approvals. Clearances or approvals, if obtained, may include significant limitations on the uses promoted for the product in question. Further, changes to the product may require additional clearances or approvals. In addition, once a product has been cleared or approved, the FD&C Act imposes continuing obligations, including, among others, the requirement that devices be manufactured in accordance with GMPs and that they be labeled and promoted in compliance with FDA regulations. Changes in existing regulations or guidelines or the adoption of new regulations or guidelines could make regulatory compliance by the Company more difficult in the future. The failure to obtain needed clearances or approvals or the resolution of enforcement action based on failure to comply with applicable regulations would be likely to have a material adverse effect on the Company.

                  Distribution of the Company's products in countries other than the United States may be subject to regulation in those countries. There can be no assurance that the Company will be able to obtain the approvals necessary to market the Safety Syringe, the Safety Phlebotomy Set, the Safety Catheter or any other product outside of the United States.

Competition

                  The needle market is highly competitive. The Company will compete in the United States and abroad with medical product companies, including Becton Dickinson and Company, Sherwood Medical (a division of American Home Products) Terumo Medical Corporation, Johnson and Johnson, U.S. Medical Laboratories and Bio-Plexus, Inc. Many of the Company's competitors have name recognition in the market and have longer operating histories and in many cases are substantially larger and better financed than the Company. Such competitors may use their economic strength to influence the market to continue to buy their existing products or new products developed by them. One or more of these competitors also could use such resources to improve their current products or develop additional products which may compete more effectively with the Company's products. New competitors may arise and may develop products which compete with the Company's products. In addition, new technologies may arise which could lower or eliminate the demand for the Company's products.

Control by Directors and Officers


                  As of April 8, 1997, Directors and officers of the Company beneficially owned or controlled approximately 36.7% of the issued and outstanding Common Stock and have the right to acquire 389,000 additional shares of Common Stock upon exercise of outstanding options, when vested. By virtue of their ownership of Common Stock and options to purchase Common Stock, such executive officers and directors may, as a group, have the ability to exert significant control over the election of the Company's Board of Directors and to determine corporate actions requiring stockholder approval including mergers, consolidations and the sale of all or substantially all of the Company's assets, and to prevent or cause a change in control of the Company.


                  In addition, 200,000 shares of the Company's Common Stock owned by Mr. James Donegan has been pledged as collateral for a loan. In the event of a default by Mr. Donegan, such lender would then take title to such shares, which would have the effect of reducing the control over the Company by such directors and officers.

Volatility of Stock Price

                  Historically, the trading price of the Company's Common Stock has fluctuated widely, and it may be subject to similar future fluctuations in response to quarter-to-quarter variations in operating results, announcements regarding technological innovations, the formation of joint ventures and strategic alliances, governmental regulatory approvals of its products, the development of new products by the Company or its competitors, general conditions in the medical device industry and other events or factors, including factors such as analysts' expectations which are beyond the Company's control. In addition, in recent years, broad stock market indices, and the securities of NASDAQ SmallCap Market companies, in general, and development stage companies, in particular, have experienced substantial price fluctuations. Such market fluctuations also may adversely affect the future trading price of the Company's Common Stock, and there can be no assurance that the trading price of the Company's Common Stock will not decline from its current level.

Potential Dilutive Effect of Convertible Securities


                  As of April 8, 1997, the Company has 7,924,570 shares of Common Stock issued and outstanding. In addition, an aggregate of 897,000 additional shares of Common Stock are issuable by the Company based on the following: (i) stock options granted under the Company's Non-Qualified Stock Option Plan to purchase an aggregate of 433,000 shares of Common Stock;

(ii) warrants issued by the Company in connection with the IPO to purchase an aggregate of 264,000 shares of Common Stock; (iii) warrants issued by the Company in connection with the Private Placement to Fine Equities, Inc. ("Placement Agent") to purchase 100,000 shares of Common Stock; and (iv) warrants to purchase 100,000 shares of Common Stock issued by the Company to John F. Kelley, a director of the Company, in consideration for services rendered to the Company by Mr. Kelley.

                  As of April 8, 1997, the exercise price of stock options and warrants to purchase 490,000 shares at or below the current fair market value of the Company's Common Stock. The issuance of Common Stock upon the exercise of such stock options and warrants may have an adverse effect upon the market price for the Company's Common Stock.


No Cash Dividends and None Anticipated

                  No cash dividends have been paid on the Common Stock of the Company. It is anticipated that income received from operations, if any, will be devoted to the Company's future operations. Accordingly, no cash dividends are anticipated in the future.

Barriers to Takeover

                  The Company has an authorized class of 5,000,000 shares of preferred stock. The Board has the authority, without shareholder approval, to issue preferred stock in one or more series and to fix the relative rights and preferences thereof including their redemption, dividend and conversion rights. The ability of the Company to issue the authorized but unissued shares of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company.

Future Sales of Common Stock by Existing Security Holders; Potential Adverse Effect on Market Price


                  Of the 7,924,570 shares of Common Stock issued and outstanding as of April 8, 1997, 3,270,662 shares have not been registered under the Securities Act of 1933 (excluding 1,000,000 of the shares of Common Stock registered pursuant to this Prospectus), as amended (the "Securities Act") and are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act. In addition, as of February 18, 1997, an additional 207,665 shares of stock which are owned by "affiliates" of the Company have been registered under the Securities Act, but are considered "restricted securities" under Rule 144 of the Securities Act. In the future, such restricted securities may be sold in compliance with the limitations of Rule 144, or otherwise. Generally, under Rule 144, a person who has held fully-paid-for "restricted securities" for a period of two years may, every 90 days, sell to a market maker, or in an ordinary broker's transaction, an amount that does not exceed the greater of one percent (1%) of the Company's then outstanding stock or the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who is not an affiliate of the Company, and who has held fully-paid-for "restricted securities" for a period of three years, to sell such securities without compliance with the limitations on quantity and manner of sale.


                  In connection with the sale of 1,000,000 shares of Common Stock by the Company effected in January, 1997, five individuals who are officers and/or directors of the Company, agreed not to offer, sell or otherwise dispose of an aggregate of 1,307,912 of their shares (with certain exceptions) for a period which commenced on January 23, 1997 and extends until the Company has entered into three material corporate alliances relating to the Company's products, although any of those five individuals may offer, sell or otherwise dispose of their shares after the Company has entered into two material corporate alliances relating to the Company's products if Mr. James Donegan so consents in writing. Mr. Donegan has also agreed not to offer, sell or otherwise dispose of 1,230,000 of the shares beneficially owned by him for a period commencing on the date of this Offering and continuing until the Company has entered into three material corporate alliances relating to the Company's products, without the prior written consent of the Placement Agent for the sale of such shares. See "Selling Security Holders - Private Placement of Common Stock".

                  Taking into account the above referenced lock-up agreements and assuming that the Placement Agent does not release any stockholders from such agreements, of the 7,924,570 shares of Common Stock outstanding as of April 8, 1997, approximately 306,668 shares are currently eligible under Rule 144 for sale in the public market and approximately 3,268,327 shares of Common Stock will be eligible under Rule 144 for sale in the public market after April 8, 1996 through May 31, 1997. The future sale of any "restricted securities" by stockholders of the Company or the issuance of Common Stock upon the exercise of the outstanding options or warrants may have an adverse effect upon the market price of the Common Stock (which includes the Common Stock to be sold in connection by the Selling Security Holders) and the ability of the Company to raise capital. Holders of options to purchase 81,000 shares are presently fully vested and upon exercise of such options are eligible to sell such shares under rule 701. Holders of outstanding warrants (including the Warrants as hereinafter defined) have the right to purchase 264,000 shares of Common Stock and to require the Company to register the resale of such shares of Common Stock. Of the 1,209,000 shares of Common Stock being registered pursuant in this Registration Statement, 209,000 of those shares represent shares of Common Stock underlying the outstanding warrants.



Anti-Takeover Provisions

                  The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns, (or, within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above market prices pursuant to such transactions.

Risks of Low-Priced Stocks

                  The Commission has adopted regulations which define a "penny stock" to be an equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The foregoing penny stock restrictions will not apply to the Company's securities if such securities continue to be listed on the NASDAQ SmallCap Market, as to which there can be no assurance, and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person engaged in unlawful conduct while participating in a distribution of penny stock from associating with a broker-dealer or participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were to be removed from listing on the NASDAQ SmallCap Market or otherwise become subject to the existing rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

            IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS
                              AND ASSOCIATED RISKS


                  The statements contained in this Prospectus or which are incorporated herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, hopes, intentions or strategies regarding the future. All forward-looking statements included herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Among the factors that could cause actual results to differ materially are the risk factors which may be listed from time to time in the Company's Form 10-QSB, 10-KSB and registration statements filed under the Securities Act of 1933, as amended, including this Registration Statement. Forward-looking statements encompass the expectation that (i) the Company will develop commercially saleable and useful products,
(ii) the Company will be successful in raising additional capital, (iii) the Company will be successful in obtaining patent protection, (iv) there will not be superior products which compete with the Company's own products, (v) the Company will be successful in developing its existing products and will develop new products, and (vi) there will be other applications for the technology which the Company has developed.


                  The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, regulatory and market conditions, and future business conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. In light of the significant uncertainties in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                                   THE COMPANY

Overview

                  The Company, incorporated in Delaware on November 14, 1994, designs and develops safety medical devices intended to reduce the incidence of accidental needlesticks. The Company has three core products under development: the Safety Syringe, the Safety Phlebotomy Set and the Safety Catheter. These products are similar in appearance and size to the standard devices in use. Such products incorporate the Company's novel proprietary retraction technology that enables a health care professional, with no substantial change in operating technique and using one hand, to permanently retract the needle into the body of the device that can be safely discarded.

                  The Company also has several new products which are in the beginning stages of development. These new product developments include the In-Line Y-Port Injector Access Needle, the Pre-Filled Ampule Injector, the MDC Closed Injection System Injector, the Self-Contained Pre-Filled Syringe and the Pre-Filled Vial Injector. These products also incorporate the Company's proprietary retraction technology and are designed to reduce the incidence of accidental needlesticks. The Company has developed various sizes and designs of these products to accommodate the specific requirements of potential strategic allies for medical and dental applications.

                  The Company believes that its safety medical devices can assist employers in meeting standards promulgated by Occupational Safety and Health Administration ("OSHA") to help eliminate or minimize occupational exposure to bloodborne pathogens. The Company has patent rights and patents pending with respect to certain of its products in the United States and certain foreign countries.

                  The Company's headquarters are located at Suite 310, North American Building, 121 South Broad Street, Philadelphia, Pennsylvania 19107. The Company's telephone number is (215) 735-2700.

Products Under Development

                  The Company is completing the development and design of the Safety Syringe, Safety Phlebotomy Set and Safety Catheter. The Company continues to modify and enhance the design of such products in order to improve manufacturability and to reduce manufacturing costs. The Company has developed prototypes for such products, but the additional modifications to their design will require the development of a second generation of prototypes. A description of each product appears below.

                  Safety Syringe. The Safety Syringe consists of a cylindrical syringe barrel, holding an injection needle which with no substantial change in operating technique and using one hand can be safely retracted automatically within a specifically designed syringe plunger. The Safety Syringe is similar in appearance, size and performance to a standard disposable syringe. The operation of the Safety Syringe is conventional up to the point where the plunger has reached its full travel, and all the medication has been delivered. Then, when the syringe device is actuated to have the plunger move beyond the normal stop, the needle automatically and fully retracts into the body of the syringe. The needle is held in place and is rendered harmless and inoperable. The syringe and needle cannot thereafter be used again. The entire retraction procedure takes only a fraction of a second to complete. The Safety Syringe then may be safely handled so that disposal does not pose a health risk. The Safety Syringe is easy to use and provides visual and audible confirmation that the needle has been safely retracted after injection. The Safety Syringe can be manufactured with needles of various gauges and sizes and with barrel sizes one through sixty cubic centimeters.

                  Safety Phlebotomy Set. Phlebotomy sets are used to obtain from a patient a sufficient volume of blood for a variety of diagnostic procedures. The Company's Safety Phlebotomy Set is similar in appearance, size and performance to a standard phlebotomy set and works with substantially all standard phlebotomy set accessories. The

Safety Phlebotomy Set consists of a barrel holding a retractable phlebotomy needle, which can be safely and easily retracted within a specifically designed holder. The operation of the Safety Phlebotomy Set is conventional up to the point where sufficient fluids have been extracted. Then, when the phlebotomy device is actuated for the vacuum tube to be moved beyond the normal stop, the needle automatically and fully retracts into the device. The needle is held in place and is rendered harmless and inoperable. The Safety Phlebotomy Set and needle cannot thereafter be used again. The entire retraction procedure takes only a fraction of a second to complete. The Safety Phlebotomy Set then may be safely handled so that disposal does not pose a health risk. The Safety Phlebotomy Set is easy to use and provides visual and audible confirmation that the needle has been safely retracted after use.

                  Safety Catheter. An intravenous catheter insertion device includes a flexible tube that is used to inject or continuously deliver fluids into a patient. Intravenous catheters are inserted by catheter insertion devices into a patient by a needle within the flexible catheter tube. The Safety Catheter device consists of a barrel, holding a retractable insertion needle that can be safely and easily retracted within a specifically designed plunger. The Safety Catheter device is similar in appearance, size and performance to a standard disposable device. The operation of the Safety Catheter device is conventional until after the insertion needle is removed from the flexible catheter. Then, when the catheter device is actuated to have the triggering mechanism move in the device, the needle automatically and fully retracts into the body of the Safety Catheter mechanism. The needle is held in place and is rendered harmless and inoperable. The Safety Catheter device and needle cannot thereafter be used again. The entire retraction procedure takes only a fraction of a second to complete. The Safety Catheter device then may be safely handled so that disposal does not pose a health risk. The Safety Catheter device is easy to use and provides visual and audible confirmation that the needle has been safely retracted after use. The Company received notification from the FDA during 1996 that it is permitted to market the Safety Catheter.

                  In addition, the Company has several new products under development, including the Inline Y-Port Injector Access Needle, the Pre-Filled Ampule Injector, the MDC Closed Injection System Injector, the Self-Contained Pre-Filled Syringe and the Pre-Filled Vial Injector System. Each of these products are in the initial stages of development, design and prototyping and will require significant further development and modification. A description of each of these products appear below.

                  Inline Y-Port Injector Access Needle. Y-Ports are devices used in intravenous therapy as a means to deliver secondary fluids into a primary intravenous fluid line for delivery into a patient's vein. The retractable needle Inline Y-Port Injector Access Needle device provides a means for a healthcare worker to access an intravenous fluid line with a needle, and also provides a means to protect the healthcare worker from an accidental needle stick injury when withdrawing the needle from the intravenous line port. The Company's In Line Y-Port Injector Access Needle consists of a cylindrical barrel, holding an injection needle which can be safely retracted automatically within a specially designed plunger. The barrel of the Inline Y-Port Injector Access Needle is fitted with a barbed tube fitting, which protrudes from the barrel at an angle for connection of a tubing line for delivery of the secondary fluid. A needle assembly is fixed to the front end of the barrel, and is inserted into an injection port on the primary intravenous line for delivery of the secondary fluid. After completion of the delivery of the secondary fluid, the Y-Port injector device is actuated to have the plunger move forward and the needle automatically and fully retracts into the plunger. The needle is held in place and is rendered harmless and inoperable, and the device cannot be used again. The Inline Y-Port Injector Access Needle then may be safely handled so that disposal does not pose a health risk. The Inline Y-Port Injector Access Needle is easy to use and provides visual and audible confirmation that the needle has been safely retracted after use.

                  Pre-Filled Ampule Injector. Pre-filled ampules are commonly used in the dental profession for administering local anesthetics to a patient. The retractable needle Pre-Filled Ampule Injector device provides a means for a healthcare worker to inject medicinal fluid into a patient from a pre-filled ampule using a conventional injector/holder, and also provides a means to protect the healthcare worker from an accidental needle stick injury when withdrawing the needle from the patient. The Pre-Filled Ampule Injector consists of a tubular barrel (glass or plastic) containing a medicinal fluid in an amount sufficient for a single dose, with a sealing and sliding piston in the rear end of the barrel for containing and delivering the fluid through a tubular needle extending from the forward end of the barrel. The sliding piston is moved forward for delivery of the medication by using a conventional (Tubex type) injector/holder which is slip-fitted to the rear end of the barrel, with the plunger rod threaded onto the rear end of the piston. A needle assembly is fixed to the front end of the barrel, containing a spring to provide retracting force on the needle when activated. The operation of the Ampule Injector is identical to the operation of a conventional syringe up the point where the plunger rod has reached its full travel, and all the medication has been delivered. When the Ampule Injector device is actuated to have the plunger rod move further forward, the needle automatically and fully retracts into the body of the ampule. The needle is held in place and is rendered harmless and inoperable, and the Ampule Injector cannot be used again. The Ampule Injector then may be safely handled so that disposal does not pose a health risk. The Ampule Injector is easy to use and provides visual and audible confirmation that the needle has been safely retracted after injection. The Ampule Injector can be manufactured with barrels and needles of various sizes.

                  MDC Closed Injection System. Pre-filled ampules are commonly used in the dental profession for administering local anesthetics to a patient. The retractable needle MDC Closed Injection System device provides a means for a healthcare worker to inject medicinal fluid into a patient from a pre-filled ampule using a special injector/holder, and also provides a means to protect the healthcare worker from an accidental needle stick injury when withdrawing the needle from the patient. The MDC Closed Injection System is similar to the Pre-Filled Ampule Injector and consists of a tubular barrel (glass or plastic) containing a medicinal fluid in an amount sufficient for a single dose, with a sealing and sliding piston in the rear end of the barrel for containing and delivering the fluid through a tubular needle extending from the forward end of the barrel. The sliding piston is moved forward for delivery of the medication by using a specially configured injector/holder which is threaded to the rear end of the barrel, with the plunger rod slipped onto the rear end of the piston. A needle assembly is fixed to the front end of the barrel, containing a spring to provide retracting force on the needle when activated. The operation of the Injection System is identical to the operation of a conventional syringe up to the point where the plunger rod has reached its full travel, and all the medication has been delivered. When the injection system device is actuated to have the plunger rod move further forward, the needle automatically and fully retracts into the body of the ampule. The needle is held in place and is rendered harmless and inoperable, and the Injection System cannot be used again. The Injection System then may be safely handled so that disposal does not pose a health risk. The Injection System is easy to use and provides visual and audible confirmation that the needle has been safely retracted after injection. The Injection System can be manufactured with barrels and needles of various sizes.

                  Self-Contained Pre-Filled Syringe. The Self-Contained Pre-Filled Syringe consists of a tubular barrel (glass or plastic) containing a medicinal fluid in an amount sufficient for a single dose, with a sealing and sliding piston in the rear end of the barrel for containing and delivering the fluid through a tubular needle extending from the forward end of the barrel. The Self-Contained Pre-Filled Syringe is self-contained because a separate injector assembly is not required for operation. The function of a plunger rod for pushing the piston is provided by a special needle cap. The sliding piston is moved forward for delivery of the medication by using the special needle cap (plunger rod) threaded onto the rear end of the piston. A needle assembly is fixed to the front end of the barrel, containing a spring to provide retracting force on the needle when activated. The operation of the Syringe is similar to the operation of a conventional syringe up to the point where the plunger rod has reached its full travel, and all the medication has been delivered. When the syringe device is actuated to have the plunger rod move further forward, the needle automatically and fully retracts into the body of the Syringe. The needle is held in place and is rendered harmless and inoperable, and the Syringe cannot be used again. The Self-Contained Syringe then may be safely handled so that disposal does not pose a health risk. The Self-Contained Syringe is easy to use and provides visual and audible confirmation that the needle has been safely retracted after injection. The Self-Contained Syringe can be manufactured with barrels and needles of various sizes.

                  Pre-Filled Vial Injector System. The Pre-Filled Vial Injector System consists of a main cylindrical housing with a stationary plunger for holding a slidable piston in a fixed position as a glass pre-filled vial is pushed into the main housing. The pre-filled vial is an existing product produced by several pharmaceutical manufacturers and contains fluid medication with an elastomeric piston comprising a slidable fluid seal within the forward end of the vial. The slidable piston is threaded onto the rear end of the stationary plunger and is moved rearward into the vial by pushing the vial forward into the main housing and delivering the fluid through a tubular needle extending from the forward end of the main housing. A needle assembly is fixed to the front end of the barrel, containing a spring to provide retracting force on the needle when activated. The operation of the Vial Injector System is similar to the operation of a conventional syringe up the point where the vial has reached its full travel, and all the medication has been delivered. When the injector system device is actuated to have the vial move further forward, the needle automatically and fully retracts into the body of the vial. The needle is held in place and is rendered harmless and inoperable, and the Vial Injector System cannot be used again. The Vial Injector System may be safely handled so that disposal does not pose a health risk. The Vial Injector System is easy to use and provides visual and audible confirmation that the needle has been safely retracted after injection. The Vial Injector System can be manufactured for vials and needles of various sizes.

                  In addition to the Company's three Core Products and the New Products, the Company has identified several additional product applications where its proprietary retraction technology can be incorporated and plans to devote research and development resources during 1997 and beyond in order to research and develop such products.


                  On April 8, 1997, the closing bid price of the Common Stock was $7.125 per share.



                                 USE OF PROCEEDS

                  The net proceeds from the sale of the Shares will be received by the Selling Security Holders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

Private Placement of Common Stock

                  In January, 1997, the Company sold to certain of the Selling Security Holders listed in the chart below, a total of 1,000,000 shares of the Company's Common Stock for a gross purchase price of $5,000,000. The sale of the Shares of Common Stock by the Company to those Selling Security Holders was exempt from registration under the Securities Act and effected by a "private placement" of securities arranged by the Placement Agent ("Private Placement"). The Company received net proceeds approximating $4,672,500 from the sale of such Common Stock, net of placement agent commissions and expenses of the Placement Agent. The Company agreed to file the Registration Statement of which this Prospectus is a part in order to register the Shares of Common Stock for resale by the Selling Security Holders.


                  In addition, for nominal consideration, the Placement Agent received warrants from the Company to purchase a total of 100,000 shares of Common Stock at an exercise price of $5.50 per share ("Warrants"), and certain demand and piggyback registration rights with respect to the Common Stock underlying the Warrants, together with the right to designate one individual to serve as a member of the Board of Directors of the Company during the period from January 23, 1997 through January 22, 2002, or if no such person is designated, then to have the right to receive all communications to Board members and to attend all such meetings of the Board. Simultaneously with the closing of the Private Placement, the Placement Agent assigned Warrants to purchase (i) 80,000 shares of Common Stock to N. Scott Fine, (ii) 10,000 shares of Common Stock to M. Troy Duncan, (iii) 5,000 shares of Common Stock to Sharon Bronte, and (iv) 5,000 shares of Common Stock to William A. Jolly. All of the 100,000 shares of Common Stock underlying the Warrants will be registered pursuant to this Registration Statement. Each of Messrs. Fine, Duncan and Jolly, and Ms. Bronte is, an executive officer and shareholder of the Placement Agent. In addition, the Placement Agent has designated Mr. Fine to serve as a member of the Board of Directors of the Company, and the Company shall so nominate
Mr. Fine for election to its Board of Directors prior to the Company's 1997 Annual Meeting of Stockholders.


Selling Security Holder Table


                  The table below sets forth information as of April 8, 1997 with respect to each of the Selling Security Holders, their respective names, the holdings of record of shares of the Company's Common Stock before the offering of the Shares, the number of Shares being offered for each of their respective accounts, and the number of shares of Common Stock to be owned of record by each of the Selling Security Holders immediately following the sale of the Shares and, if one percent or more, the percentage of outstanding shares of Common Stock to be owned of record by such Selling Security Holder following the offering. The table assumes that all of the Warrants offered hereby and all of the Options granted to Messrs. Crocker and Marr are exercised and all of the shares offered hereby are sold.





=============================================================================================================================
        Name of Selling              Shares of Common Stock        Shares of Common Stock          Common Stock to be
        Security Holders             Owned Before Offering              Being Offered                 Owned After the
                                                                                                        Offering
-----------------------------------------------------------------------------------------------------------------------------

Hathaway Partners                            200,000                       200,000                             0
Investment L.P.
-----------------------------------------------------------------------------------------------------------------------------
Valor Capital Management                     100,000                       100,000                             0
L.P.
-----------------------------------------------------------------------------------------------------------------------------
Woodstead Associates II,                     100,000                       100,000                             0
L.P.
-----------------------------------------------------------------------------------------------------------------------------
Europa International, Inc.                   100,000                       100,000                             0
-----------------------------------------------------------------------------------------------------------------------------
Lagunitas Partners, L.P.                     223,000                        80,000                       143,000 (1.7%)
-----------------------------------------------------------------------------------------------------------------------------
Gary L. Crocker(1) &                         186,394                        50,000                       136,394 (1.7%)
Ann S. Crocker
-----------------------------------------------------------------------------------------------------------------------------
Steven G. Lampe                              107,800                        50,000                        57,800
-----------------------------------------------------------------------------------------------------------------------------
Ivan C. Frederickson                          50,000                        50,000                             0
-----------------------------------------------------------------------------------------------------------------------------
Dennis B. Poster                              50,000                        50,000                             0




------------------------------------------------------------------------------------------------------------------------

The Fisher Fund                               40,000                        40,000                             0
------------------------------------------------------------------------------------------------------------------------
Gruber & McBaine                              49,700                        30,000                        19,700
International
------------------------------------------------------------------------------------------------------------------------
Jon D. Gruber & Linda                         73,000                        20,000                        53,000
W. Gruber
------------------------------------------------------------------------------------------------------------------------
J. Patterson McBaine                          44,800                        20,000                        24,800
------------------------------------------------------------------------------------------------------------------------
Edward M. Blair, Jr.                          20,000                        20,000                             0
------------------------------------------------------------------------------------------------------------------------
Jeffrey Tindell                               20,000                        20,000                             0
------------------------------------------------------------------------------------------------------------------------
Carl E. Hathaway                              50,000                        20,000                        30,000
------------------------------------------------------------------------------------------------------------------------
Damon Navarro & Brian                         10,000                        10,000                             0
Navarro
------------------------------------------------------------------------------------------------------------------------
Edward T. Kennedy &                           10,000                        10,000                             0
Julie M. Kennedy
------------------------------------------------------------------------------------------------------------------------
Karen Cooper                                  10,000                        10,000                             0
------------------------------------------------------------------------------------------------------------------------
Thomas J. O'Neill                             10,000                        10,000                             0
------------------------------------------------------------------------------------------------------------------------
John S. Marr(2)                               42,000(2)                     10,000                        32,000(2)
------------------------------------------------------------------------------------------------------------------------
N. Scott Fine                                189,000(3)                    189,000                             0
------------------------------------------------------------------------------------------------------------------------
M. Troy Duncan                                10,000(4)                     10,000                             0
------------------------------------------------------------------------------------------------------------------------
Sharon Bronte                                  5,000(5)                      5,000                             0
------------------------------------------------------------------------------------------------------------------------
William A. Jolly                               9,000(5)                      5,000                         4,000
------------------------------------------------------------------------------------------------------------------------
                     Total Shares          1,709,694                     1,209,000                       500,694
============================================================================================================================



----------------


(1) Until March 17, 1997, Mr. Crocker served as a member of the Board of Directors of the Company. This amount reflects options to purchase 32,000 shares of Common Stock granted by the Company to Mr. Crocker as compensation for his service on the Company's Board of Directors pursuant to the Company's Non-Qualified Stock Option Plan.

(2) Mr. Marr is a member of the Board of Directors of the Company. This amount reflects options to purchase 32,000 shares of Common Stock granted by the Company to Mr. Marr as compensation for his service on the Company's Board of Directors pursuant to the Company's Non-Qualified Stock Option Plan.


(3) This amount reflects Warrants to purchase 80,000 shares of Common Stock assigned by the Placement Agent to Mr. Fine in connection with the Private Placement, together with 109,000 shares of Common Stock previously assigned by Gilford Securities, Inc. to Mr. Fine in connection with the IPO.


(4) This amount reflects Warrants to purchase 10,000 shares of Common Stock assigned by the Placement Agent in connection with the Private Placement.

(5) This amount reflects Warrants to purchase 5,000 shares of Common Stock assigned by the Placement Agent in connection with the Private Placement.



                              PLAN OF DISTRIBUTION

                  Any distribution of the Shares by the Selling Security Holders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

                  The Company will not receive any proceeds from the sale of the Shares offered hereby. The aggregate proceeds to the Selling Security Holders from the Shares offered hereby will be the offering price less applicable commissions or discounts, if any. There is no assurance that the Selling Security Holders will sell any of the Shares offered hereby.

                  The Selling Security Holders and such underwriters, brokers, dealers or agents, upon effecting a sale of Shares, may be considered "underwriters" as that term is defined by the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such shares as agents for others or as principals for their own account. The Selling Security Holders will pay any sales commissions or other sellers' compensation applicable to such transactions. A portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

                  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares of Common Stock offered hereby may not simultaneously engage in market making activities for the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Security Holder and any other person who participates in a distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases of the Exchange Act and the rules and regulations thereunder may affect the marketability of the Shares of Common Stock and the ability of any person to engage in market making activities for the Shares of Common Stock.

                  At the time a particular offering of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

                  In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

                  The Company has agreed that it will bear all costs, expenses and fees in connection with the registration or qualification of the Shares under federal and state securities laws, with the exception of any discounts or commissions payable with respect to the sales of such Shares. The Company and each of the Selling Security Holders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

                  The validity of the Shares offered hereby are being passed upon by Stradley, Ronon, Stevens & Young, LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

                  The consolidated balance sheet as of December 31, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on authority of that firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following is a list of the expenses the Registrant expects to pay in connection with the issuance and distribution of the Shares registered hereby. All amounts are estimated except the Securities and Exchange Commission Registration Fee.


         Filing and Registration Fees................................. $ 3,526
         Legal Fees and Expenses.......................................$15,000
         Cost of Printing..............................................$ 2,000
         Accounting Fees and Expenses..................................$ 2,000
         Blue Sky Fees and Expenses....................................$ 1,000
         Miscellaneous Expenses........................................$ 1,000
                                                                       -------

         TOTAL.........................................................$24,526


Item 15. Indemnification of Directors and Officers

                  The Delaware General Corporation Law authorizes the Registrant to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

                  Article VII of the Registrant's By-Laws provides as follows:

            INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS


                  Section A. The Corporation shall, to the fullest extent now or hereafter permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  Section B. The Corporation shall, to the fullest extent now or hereafter permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. No such indemnification against expenses shall be made, however, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  Section C. Indemnification under Sections A and B of this Article shall be made by the Corporation when ordered by a court or upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in those Sections. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (b) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

                  Section D. Expenses incurred in defending a civil or criminal action, suit or proceeding of the kind described in Sections A and B of this Article shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, by or on behalf of the person who may be entitled to indemnification under those Sections, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

                  Section E. The indemnification provided in this Article shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  Section F. Nothing herein contained shall be construed as limiting the power or obligation of the Corporation to indemnify any person in accordance with the Delaware General Corporation Law, as amended from time to time, or in accordance with any similar law adopted in lieu thereof. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  Section G. The Corporation shall also indemnify any person against expenses, including attorneys' fees, actually and reasonably incurred by him in enforcing any right to indemnification under this Article, under the Delaware General Corporation Law, as amended from time to time, or under any similar law adopted in lieu thereof.

                  Section H. Any person who shall serve as a director, officer, employee or agent of the Corporation or who shall serve, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be deemed to do so with knowledge of and in reliance upon the rights of indemnification provided in this Article, in the Delaware General Corporation Law, as amended from time to time, and in any similar law adopted in lieu thereof.

                  The Company also maintains directors' and officers' liability insurance coverage which insures directors and officers of the Company against certain losses arising from claims made, and for which the Company has not yet provided reimbursement, by reason of their being directors and officers of the Company or its subsidiaries.

Item 16. Exhibits

Exhibit No.       Description
-----------       -----------

 5                Opinion of Stradley, Ronon, Stevens & Young, LLP
23.1              Consent of Coopers & Lybrand, L.L.P.
23.4              Consent of Stradley, Ronon, Stevens & Young, LP
                  (see Exhibit 5 above)



Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution;

                  provided, however, registrant does not need to give the statements in paragraphs (i) and (ii) above if the registration statement is on Form S-3 or S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant under the Exchange Act.

         (2) for determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

         (3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE


                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 9th day of April, 1997.


                                       THE MED-DESIGN CORPORATION


                                       By: /s/ James M. Donegan
                                           -------------------------------------
                                           President and Chief Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.





Signature                                   Title                                                   Date



/s/ James M. Donegan                        Chairman of the Board, President and Chief           April 9, 1997
------------------------------              Executive Officer (Principal Executive Officer)
James M. Donegan


/s/ Patrick E. Rodgers                      Executive Vice President, Finance and Chief          April 9, 1997
--------------------------------            Financial Officer (Principal Financial Officer
Patrick E. Rodgers                          and Principal Accounting Officer)



/s/ Joseph N. Bongiovanni, III              Director                                             April 9, 1997
------------------------------
Joseph N. Bongiovanni, III


/s/ John A. Botich                          Director                                             April 9, 1997
---------------------------------
John A. Botich





/s/ John F. Kelley                          Director                                             April 9, 1997
---------------------------------
John F. Kelley


/s/ John S. Marr, M.D.                      Director                                             April 9, 1997
------------------------------
John S. Marr, M.D.


/s/ Gilbert M. White                        Director                                             April 9, 1997
--------------------------------
Gilbert M. White



                                  EXHIBIT INDEX



Exhibit No.       Description


 5                Opinion of Stradley, Ronon, Stevens & Young, LLP
23.1              Consent of Coopers & Lybrand, L.L.P.
23.2              Consent of Stradley, Ronon, Stevens & Young, LLP
                  (see Exhibit 5 above)